Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2011 Third Quarter Financial Results

and Provides Business Update

Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - November 7, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter ended September 30, 2011 and provided a business update. The net losses for the quarters ended September 30, 2011 and 2010, as reported in accordance with accounting principles generally accepted in the United States (GAAP), were $13.4 million and $0.6 million, respectively. The net losses for the nine-month periods ended September 30, 2011 and 2010, were $30.8 million and $26.9 million, respectively. At September 30, 2011, Alexza had consolidated cash, cash equivalents and marketable securities of $28.3 million.

“Since the acceptance of the resubmission of our ADSUVE NDA in August, we have made additional progress toward our corporate goals for 2011.” said Thomas B. King, President and CEO of Alexza. “We confirmed the FDA advisory committee meeting date on December 12, 2011 to discuss the ADASUVE NDA and we continue to look toward our PDUFA goal date of February 4, 2012.”

King continued, “At the same time, we have also made great strides internationally. In addition to submitting the Marketing Authorization Application to the EMA, we announced a partnership with Grupo Ferrer to commercialize ADASUVE in Europe, Latin America, Russia, and the Commonwealth of Independent States (CIS) countries. We believe we are poised to enter 2012 with momentum as we continue developing ADASUVE.”

Alexza Business Update

The following key events, listed in chronological order, occurred since the beginning of the third quarter of 2011:

•	Alexza conducted a face-to-face meeting with the European Medicines Agency (EMA) assigned Co-Rapporteur and his review team in July 2011.

•

In August 2011, the U.S. Food and Drug Administration (FDA) accepted Alexza’s resubmission of the Adasuve™ (Staccato® Loxapine) New Drug Application (NDA) as a complete, class 2 response to the FDA’s Complete Response Letter, and indicated a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012.

•

On October 5, 2011, Alexza entered into a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. (Grupo Ferrer) for the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

•	On October 24, 2011, Alexza announced that the FDA has scheduled a meeting of the Psychopharmacologic Drugs Advisory Committee (PDAC) for December 12, 2011, at which the ADASUVE NDA will be discussed.

•	On October 26, 2011, Alexza filed a Marketing Authorization Application (MAA) for ADASUVE with the European Medicines Agency (EMA).

Alexza believes that, based on its cash, cash equivalents and marketable securities balance at September 30, 2011, the proceeds from the Grupo Ferrer partnership, net of the $5 million payment to the former Symphony Allegro stockholders, and the Company’s current expected cash usage, it has sufficient capital resources to meet its anticipated cash needs, at its current expense levels, into the second quarter of 2012. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated, or to alter its operations.

Financial Results - Periods Ended September 30, 2011 and 2010

Alexza recorded $1.3 million and $3.8 million of revenues in the three and nine months ended September 30, 2011, respectively, compared to $0.7 million in both the three and nine months ended September 30, 2010. The revenues were related to the license agreement with Cypress Biosciences, Inc., signed in the third quarter of 2010.

GAAP operating expenses were $11.2 million and $29.6 million in the three and nine-month periods ended September 30, 2011, respectively, compared to operating expenses of $9.3 million and $34.0 million in the same periods in 2010. Research and development expenses were $8.1 million and $21.0 million in the three and nine-month periods ended September 30, 2011, respectively, compared to $6.7 million and $22.5 million in the same periods in 2010. General and administrative expenses were $3.1 million and $8.7 million in the three and nine-month periods ended September 30, 2011, respectively, compared to $2.6 million and $11.5 million for the same periods in 2010.

In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. As a result of the update of the liability, Alexza recorded a non-operating loss of $3.0 million and $3.3 million during the three and nine months ended September 30, 2011 compared to a non-operating gain of $8.5 million and $7.3 million in the three and nine months ended September 30, 2010, respectively. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE and the estimated timing of receipt of such cash flows.

Conference Call Information

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” tab. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PVXTMU3TM.

To access the live conference call via phone, dial 888-713-4199. International callers may access the live call by dialing +1-617-213-4861. The reference number to enter the call is 78230377.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 50703911. A replay of the call will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted on August 4, 2011 and has a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012. The ADASUVE NDA will be presented to an advisory committee on December 12, 2011.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of November 7, 2011 and financial guidance relating to the Company’s current cash, cash equivalents and investments is based upon balances as of September 30, 2011.

This news release and the conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King President and CEO 650.944.7634 tking@alexza.com	August J. Moretti Senior Vice President and CFO 650.944.7788 amoretti@alexza.com

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$1,259	$744	$3,776	$744
Operating expenses:
Research and development	8,051	6,654	20,977	22,508
General and administrative	3,109	2,610	8,664	11,474

Total operating expenses	11,160	9,264	29,641	33,982

Loss from operations	(9,901)	(8,520)	(25,865)	(33,238)
Loss on change in fair value of contingent consideration liability	(3,000)	8,509	(3,300)	7,338
Interest and other income/ (expense), net	13	19	30	28
Interest expense	(529)	(599)	(1,703)	(1,024)

Net loss	(13,417)	(591)	(30,838)	(26,896)

Net loss per share attributable to Alexza common stockholders	$(0.19)	$(0.01)	$(0.47)	$(0.50)

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010(1)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$28,320	$41,449
Other current assets	886	965

Total current assets	29,206	42,414
Property and equipment, net	21,399	24,361
Other noncurrent assets	634	1,707

Total assets	$51,239	$68,482

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Total current liabilities	35,186	34,383
Noncurrent liabilities	16,963	21,809
Total stockholders’ (deficit) equity	(910)	12,290

Total liabilities and stockholders’ (deficit) equity	$51,239	$68,482

(1)	Derived from audited consolidated financial statements at that date.